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                                                                      EXHIBIT 11
                                                                      ----------


                       COMTECH TELECOMMUNICATIONS CORP.
                               AND SUBSIDIARIES

                  Computation of Net Income (Loss) Per Share

                   Years ended July 31, 1996, 1995 and 1994


                                                  Year Ended July 31,
                                                  -------------------
                                        1996            1995            1994
                                        ----            ----            ----


Net income (loss)                  $    72,000       (1,502,000)    (2,870,000)
                                   -----------       ----------     ----------

Computation of weighted average
 number of common and common
 equivalent shares outstanding
 during the period:
   Weighted average number of
    common shares                    2,606,000        2,605,000      2,534,000
   Weighted average shares
    assumed to be issued upon
    exercise of common stock
    options                             70,000              ---            ---
   Less treasury stock                 (15,000)         (15,000)       (15,000)
                                   -----------       ----------     ----------
   Weighted average number of
    common and common equiv-
    alent shares outstanding
    during the period                2,661,000        2,590,000      2,519,000
                                   -----------       ----------     ----------

Net income (loss) per share        $       .03             (.58)         (1.14)
                                   -----------       ----------     ----------